Independent Accountant's Report

Deutsche Financial Services Corporation:

We have examined management's assertion about Deutsche Financial Services Corporation's compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers
(USAP) relating to RV Trust 1999-1, Marine Trust 1999-2, and RV Trust 1999-3 as of and for the period ended December 31, 1999 included in the accompanying management assertion. Management is responsible for Deutsche Financial Services Corporation's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Deutsche Financial Services Corporation's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Deutsche Financial Services Corporation's compliance with the minimum servicing standards.

In our opinion, management's assertion that Deutsche Financial
Services Corporation complied with the aforementioned minimum
Servicing standards as of and for the period ended December
31, 1999 is fairly stated, in all material respects.

By:    KPMG LLP
       10 South Broadway - Suite 900
       St. Louis, MO 63102-1761

Date:  March 3, 2000



Management Report on Deutsche Financial Services Corporation Compliance, as Servicer, with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers relating to RV Trust 1999-1, Marine Trust 1999-2, and RV Trust 1999-3.

As of and for the period ended December 31, 1999, Deutsche Financial Services Corporation has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers relating to RV Trust 1999-1, Marine Trust 1999-2, and RV Trust 1999-3. As of and for this same period, Deutsche Financial Services Corporation had in effect a fidelity bond and errors and omissions policy in the amount of DM 100,000,000.00.

Sincerely,

By:    /s/ Richard C. Goldman
       Senior Vice President, Secretary and Chief Legal Officer
Date:  March 3, 2000

By:    /s/ Stephen J. Gentry
       Senior Vice President and Controller
Date:  March 3, 2000